Exhibit (a)(2)

                                   CIGNA FUNDS
                          NOMINATING COMMITTEE CHARTER

1. The Nominating Committee (the "Committee") shall be composed entirely of those Trustees of CIGNA Funds Group, CIGNA Variable Products Group, CIGNA High Income Shares and CIGNA Investment Securities (the "Funds" and individually a "Fund") who are not "interested persons" of the Funds within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended (each an "Independent Trustee"). As long as shares of a Fund are listed on any national securities exchange or national securities association (generally, a "Listing Entity"), the composition of the Committee shall also meet such requirements as may be imposed from time to time by that Listing Entity. No member of the Committee shall receive any compensation from a Fund except compensation for service as a member of the Board of Trustees (the "Board") or a committee thereof.

2. The purpose of the Committee is to foster the effective development and maintenance of the membership and organization of the Board and its committees.

3.   The Committee shall have the following duties and powers:

     (a) to nominate, for consideration by the shareholders or the Board in accordance with Section 16(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), candidates to serve as Trustees of one or more Funds;

     (b) to supervise the nomination of Trustees of one or more Funds and establish and maintain policies regarding the selection of nominees for election to the Board, the current procedures being set forth in Appendix A;

     (c) to review periodically the size and composition of the Board and its governance procedures and to recommend any such changes to the full Board as the Committee shall deem appropriate;

     (d) to review periodically the compensation of Trustees paid by each Fund and to recommend to the Board such adjustments therein as the Committee shall deem appropriate; and

     (e) to review, as necessary, the responsibilities, size and composition of committees of the Board, to consider whether there is a continuing need for each committee, whether there is a need for additional committees of the Board, and whether committees should be combined or reorganized, and to make such recommendations to the full Board as the Committee shall deem appropriate.

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                                                                  Exhibit (a)(2)

     The Committee shall have such other duties and powers as it shall deem appropriate in order to represent the interests of each Fund and its respective shareholders in matters in which their interests are different from those of the Fund's investment adviser(s) and principal underwriter(s) and their affiliates.

4. The Committee shall meet at least annually at such times and locations as the Committee may determine and is empowered to hold special meetings as circumstances require.

5. The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other experts or consultants at the expense of one or more Funds. The Committee shall have the right of direct access to such officers of and service providers to the Funds as it deems desirable.

6. The Committee shall review this Charter at least annually and recommend any changes to the full Board.

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                                                                  Exhibit (a)(2)

                                   Appendix A

                 POLICY REGARDING SELECTION OF TRUSTEE NOMINEES

The Committee will, when a vacancy on the Board exists or is anticipated, consider any Trustee candidate recommended by security holders. The current procedures to be followed by security holders are set forth below:

1. All security holder recommendations for Trustee candidates must be submitted to the Secretary of the applicable Fund who will forward all recommendations to the Committee.

2. All security holder recommendations for Trustee candidates must be submitted to the applicable Fund not less than one hundred twenty (120) calendar days prior to the date on which the Fund's proxy statement was released to shareholders in connection with the previous year's annual meeting.

3. All security holder recommendations for Trustee candidates must include the following information:

     (a)  The name and address of the security holder of record;

     (b) A representation that the security holder is a record holder of the applicable Fund's securities, or if the security holder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended;

     (c) The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed Trustee candidate;

     (d) A description of the qualifications and background of the proposed Trustee candidate that addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time;

     (e) A description of all arrangements or understandings between the security holder and the proposed Trustee candidate;

     (f) The consent of the proposed Trustee candidate (i) to be named in the proxy statement relating to the applicable Fund's annual meeting of shareholders and (ii) to serve as a Trustee if elected at such annual meeting; and

     (g) Any other information regarding the proposed Trustee candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

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                                                                  Exhibit (a)(2)

The Committee has not established specific, minimum qualifications that must be met by an individual for the Committee to recommend that individual for nomination as a Trustee. In seeking candidates to consider for nomination to fill a vacancy on the Board, the Committee expects to seek referrals from a variety of sources, including current Trustees, management of the Funds and counsel to the Funds. The Committee may also engage a search firm to identify or evaluate or assist in identifying or evaluating candidates. In evaluating Trustee candidates, the Committee considers a variety of factors, including, as appropriate: (i) the candidate's knowledge in matters relating to investment companies; (ii) any experience possessed by the candidate as a director or senior officer of other public companies; (iii) the candidate's educational background; (iv) the candidate's reputation for high ethical standards and personal and professional integrity; (v) any specific financial, technical or other expertise possessed by the candidate, and the extent to which such expertise would complement the Board's existing mix of skills and qualifications; (vi) the candidate's perceived ability to contribute to the ongoing functions of the Board, including the candidate's ability and commitment to attend meetings regularly and work collaboratively with other members of the Board; (vii) the candidate's ability to qualify as an Independent Trustee for purposes of the 1940 Act, the candidate's independence from the Fund's service providers and the existence of any other relationships that might give rise to a conflict of interest or the appearance of a conflict of interest; (viii) the candidate's age relative to the Funds' retirement age for Trustees and (ix) such other factors as the Committee determines to be relevant in light of the existing composition of the Board and any anticipated vacancies or other transitions, e.g., whether or not a candidate is an "audit committee financial expert" under the federal securities laws. Prior to making a final recommendation to the Board, the Committee conducts personal interviews with the candidate(s) it concludes are the most qualified. Any candidates recommended by security holders will be evaluated in the same manner.